Exhibit 99.1

FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF

DIGITAL ASSET ACQUISITION CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Peter Ort and Jeff Tuder, and each of them independently, with full power of substitution, as proxies to vote all of the ordinary shares of Digital Asset Acquisition Corp. (“DAAQ”) that the undersigned is entitled to vote at the extraordinary general meeting of shareholders of DAAQ to be held on [●], 2026 at [●] Eastern time, at the offices of Perkins Coie LLP, located at 1155 Avenue of the Americas, New York, New York 10036, and also virtually at [●], and any adjournments or postponements thereof.

The undersigned acknowledges receipt of the enclosed proxy statement/prospectus and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS.

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side)

Important Notice Regarding the Availability of Proxy Materials for the Extraordinary

General Meeting of Shareholders to be held on [●], 2026

The Notice of Extraordinary General Meeting of Shareholders and the accompanying proxy statement/prospectus are available at: [●]

	DIGITAL ASSET ACQUISITION CORP-THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS		Please mark vote as indicated in this example	☒

1.	The Business Combination Proposal – To consider and vote upon a proposal to approve, by ordinary resolution subject to the approval of the Domestication Proposal, the OGB Pubco Merger Proposal, the Stock Issuance Proposal and the Organizational Documents Proposal, the Business Combination Agreement, dated as of January 13, 2026 (as it may be further amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), by and among DAAQ and Old Glory Holding Company, a Delaware corporation registered as a Bank Holding Company under the Bank Holding Company Act of 1956 (“Old Glory”), pursuant to which, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”) and following the Domestication, Old Glory will merge with and into OGB Pubco, upon which the separate corporate existence of Old Glory will cease and OGB Pubco will be the surviving corporation.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	The Domestication Proposal - To consider and vote upon a proposal to approve, by special resolution of holders of DAAQ Class B Shares, subject to the approval of the Business Combination Proposal, the OGB Pubco Merger Proposal, the Stock Issuance Proposal and the Organizational Documents Proposal, a change in the corporate structure and domicile of DAAQ, which will be accomplished by continuation of DAAQ from an exempted company incorporated in accordance with the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Texas (the “Domestication”). The Domestication will be effected at least one day prior to the Closing by DAAQ filing a certificate of corporate domestication and the proposed new certificate of formation of OGB Pubco (the “Proposed Certificate of Formation”) with the Texas Secretary of State and filing an application to de-register with the Registrar of Companies of the Cayman Islands. Upon the effectiveness of the Domestication, DAAQ will become a Texas corporation and will change its corporate name to “OGB Financial Company” (DAAQ following the Domestication and the Business Combination, “OGB Pubco”) and all outstanding securities of DAAQ will convert to outstanding securities of OGB Pubco.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	The OGB Pubco Merger Proposal - To consider and vote upon a proposal to approve, subject to the approval of the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal and the Organizational Documents Proposal, by a majority of the shares entitled to vote on such matter at the extraordinary general meeting as required by the Texas Business Organization Code (the “TBOC”) and the Proposed Certificate of Formation, the Merger and the Certificate of Merger, as contemplated by the Business Combination Agreement, pursuant to which, Old Glory will merge with and into OGB Pubco with OGB Pubco surviving, as a result of which all outstanding securities of Old Glory will be exchanged for outstanding securities of OGB Pubco.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	The Stock Issuance Proposal - To consider and vote upon a proposal to approve, by ordinary resolution subject to the approval of the Business Combination Proposal, the Domestication Proposal, the OGB Pubco Merger Proposal and the Organizational Documents Proposal, including for purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b) and (d), the issuance or potential issuance of shares of OGB Pubco Common Stock in connection with the Transactions, including pursuant to subscription agreements that may be entered into prior to the Closing.	FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	Organizational Documents Proposal - To consider and vote upon a proposal to approve, by special resolution of holders of DAAQ Class B Shares subject to the approval of the Business Combination Proposal, the Domestication Proposal, the OGB Pubco Merger Proposal and the Stock Issuance Proposal, the Proposed Certificate of Formation and the proposed new Bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Formation, the “Proposed Organizational Documents”) of OGB Pubco in connection with the Business Combination, which will replace the amended and restated memorandum and articles of association of DAAQ (as may be amended from time to time, the “Cayman Constitutional Documents”).	FOR ☐	AGAINST ☐	ABSTAIN ☐

6.	The Advisory Organizational Documents Proposals - To consider and vote upon the following three separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve on an advisory, non-binding basis by ordinary resolution the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

●	Advisory Organizational Documents Proposal 6A - Under the Proposed Organizational Documents, OGB Pubco would be authorized to issue (A) 250,000,000 shares of common stock, par value $0.0001 per share (“OGB Pubco Common Stock”), and (B) 50,000,000 shares of preferred stock, par value $0.0001 per share (“OGB Pubco Preferred Stock”).	FOR ☐	AGAINST ☐	ABSTAIN ☐

●	Advisory Organizational Documents Proposal 6B - The Proposed Organizational Documents would adopt, that unless OGB Pubco otherwise consents in writing to the selection of an alternative forum, the sole and exclusive forum for any internal entity claim, derivative proceeding, claim for breach of fiduciary duty, claim arising under the TBOC, the Proposed Certificate of Formation or Proposed Bylaws, claim governed by the internal affairs doctrine, claim involving the validity or enforceability of such Proposed Certificate of Formation or Proposed Bylaws, or claim as to which the TBOC permits OGB Pubco to select a Texas forum shall be, to the fullest extent permitted by law, the Proposed Organizational Documents would adopt in the First Business Court Division (the “Texas Business Court”) of the State of Texas (Dallas Division). If such Texas Business Court does not have jurisdiction, and/or there is a claim or cause of action arising under the Securities Act of 1933 (as amended) or the Securities Exchange Act of 1934 (as amended) then the exclusive forum shall be the United States District Court for the Northern District of Texas, Dallas Division (the “Federal Court”) or, if the Federal Court does not have jurisdiction, a Texas state district court of Dallas County, Texas, to the fullest extent permitted by applicable law. The Proposed Organizational Documents will also include that the fullest extent permitted by the TBOC and other applicable law, any person or entity purchasing, otherwise acquiring or holding any interest in any shares of capital stock of Pubco shall be deemed to have notice of and to have irrevocably waived, to the fullest extent permitted by law, any right to trial by jury in any internal entity claim, derivative proceeding, claim for breach of fiduciary duty, claim arising under the TBOC, the Proposed Certificate of Formation or the Proposed Bylaws, claim governed by the internal affairs doctrine, claim involving the validity or enforceability of the Proposed Certificate of Formation or the Proposed Bylaws, or any other claim as to which the TBOC permits a jury trial waiver in the governing documents of a Texas corporation.	FOR ☐	AGAINST ☐	ABSTAIN ☐
●	Advisory Organizational Documents Proposal 6C - The Proposed Certificate of Formation would require the affirmative vote of at least two-thirds of the total voting power of all then-outstanding shares of OGB Pubco to amend, alter, repeal or rescind certain provisions of the Proposed Certificate of Formation.	FOR ☐	AGAINST ☐	ABSTAIN ☐

7. The Incentive Plan Proposal - To consider and vote upon a proposal to approve, by ordinary resolution subject to the Condition Precedent Proposals, an equity incentive plan in a form mutually agreed to by DAAQ and Old Glory (the “OGB Pubco Incentive Equity Plan”).	FOR ☐	AGAINST ☐	ABSTAIN ☐

8. The Adjournment Proposal - To consider and vote upon a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if DAAQ determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other transaction contemplated by the Business Combination Agreement or the related agreements.	FOR ☐	AGAINST ☐	ABSTAIN ☐

_________________________________, 2026

Signature

(Signature if held jointly)

Signature should agree with name printed hereon. If shares are held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney. If a corporation, please sign in full corporate name by the president or another authorized officer. If a partnership, please sign in partnership name by an authorized person or authorized entity.